Exhibit 10.1

$497,306.50 Senior Secured Note

____________________

NOTE PURCHASE AGREEMENT
____________________

February 26, 2013

BIO-key International, Inc.
3349 Highway 138, Building D, Suite A
Wall, New Jersey 07719

February 26, 2013

DRNC Holdings, Inc.
200 Bellevue Parkway, Suite 300
Wilmington, DE 19809

Ladies and Gentlemen:

BIO-key International, Inc., a Delaware corporation (the “Company”), agrees with you as follows.

1.             Definitions.

1.1.           Definitions of Capitalized Terms.  The terms defined in this Section 1.1, whenever used in this Agreement, shall, unless the context otherwise requires, have the following respective meanings:

“1933 Act” shall have the meaning set forth in the Securities Purchase Agreement.

“1934 Act” shall have the meaning set forth in the Securities Purchase Agreement.

“Affiliate” shall have the meaning set forth in the Securities Purchase Agreement.

“Attributable Debt” shall mean, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“beneficial ownership” shall be determined in the manner set forth in Rule 13d-3 of the Commission under the 1934 Act.

“Capital Expenditures” shall mean, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalized Leases” shall mean all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Change of Control” shall mean any event or transaction or series of events or transactions occurring at any time after the Closing Date for whatever reason following which (i) any person or group of persons (within the meaning of the 1934 Act) (other than the Restricted Subsidiaries (or any of its Affiliates)) (a) shall acquire beneficial ownership or control of more than 50% of the outstanding Shares of the Company or any Restricted Subsidiary or (b) shall have the right or ability by voting power, contract or otherwise to direct or cause the direction of the management and policies of the Company or any Restricted Subsidiary or (ii) there is a change in a majority of the directors of the Company other than changes in the ordinary course of business not resulting from (x) any proxy or consent solicitation by a third party, (y) any settlement or compromise of any actual or threatened proxy or consent solicitation by a third party, or (z) any nomination of directors other than a nomination by the Company.

“Closing” and “Closing Date” shall have the respective meanings specified in Section 4.

“Colatosi Note” shall have the meaning set forth in the Company’s Annual Report on Form 10-K filed with the Commission on April 16, 2012.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency from time to time administering the 1993 Act and/or the 1934 Act.

“Company” shall mean BIO-key International, Inc., a Delaware corporation.

“Debt” shall mean, with respect to any Person, without duplication, and whether or not included as indebtedness or liabilities in accordance with GAAP, all of the following:  (i) indebtedness of such Person for borrowed money; (ii) the principal of and premium, coupon or interest obligations (if any) in respect of obligations, and all other obligations, of such Person evidenced by bonds, debentures, notes or other similar instruments (whether of a convertible nature or otherwise); (iii) the maximum amount of all direct or contingent obligations of such Person arising under any letter of credit, banker's acceptance, guarantee, surety, performance bond, or similar transaction or instrument; (iv) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person; (v) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created); (vi) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (vii) all net obligations of such Person under any swap, hedging or similar agreement or combination thereof designed to protect against fluctuations in interest rates, currency exchange rates or other changes in value; (viii) all Guarantees by such Person of Indebtedness of others; (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any liability or obligation of the types referred to in clauses (i) through (viii) above; (x) any and all amounts of any prepayment premium, penalties, break fees, expenses and other similar obligations which would arise if any of the Debt referred to in the foregoing clauses (i) through (ix) were prepaid, extinguished, unwound or settled in full as of the date hereof.

“Default” shall mean any condition or event which constitutes or, after notice or lapse of time or both, would constitute an Event of Default.

“Distributions” shall have the meaning specified in Section 12.6.

“EBITDA” shall mean, at any date of determination, an amount equal to Net Income of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed Rolling Period plus (a) the following to the extent deducted in calculating such Net Income:  (i) cash Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable in cash, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Net Income which do not represent a cash item in such period or any future period (in each case of or by the Company and its Restricted Subsidiaries for such Rolling Period) and minus (b) the following to the extent included in calculating such Net Income:  (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Net Income (in each case of or by the Company and its Restricted Subsidiaries for such Rolling Period).

“Event of Default” shall have the meaning specified in Section 13.1.

“Funding Date” shall mean the date on which the Purchase Price is remitted by the Lender to the Company pursuant to Section 4.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of the date hereof between the Lender and Versant.

“Interest Expense” shall mean, for any Rolling Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed Rolling Period.

“Interest Payment Date” shall have the meaning specified in Section 2.

“Interest Rate” shall have the meaning specified in Section 2.

“Lender” shall have the meaning set forth in the Note.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Debt (excluding Debt evidenced by the Note) as of such date to (b) EBITDA (plus Debt evidenced by the Note) of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed Rolling Period.

"Loan" shall mean the extension of credit made by the Lender to the Company pursuant to the purchase and sale of the Note hereunder and evidenced by the Note.

“Loan Documents” shall mean this Agreement, the Note, any Note Guarantee, the Security Agreement, the Intercreditor Agreement and each of the other agreements, documents and instruments executed pursuant hereto or thereto, each as it may from time to time be amended, modified or supplemented.

“Material Adverse Effect” shall mean any event, circumstance, condition, development or effect that, individually or in the aggregate with other events, circumstances, conditions, developments and effects, has a material adverse effect on the assets, liabilities, properties, results of operations, condition (financial or otherwise), prospects or business of the Company and its Restricted Subsidiaries taken as a whole.

“Material Debt” shall mean Debt (other than the Note) of the Company or any of its subsidiaries in an aggregate principal amount exceeding $100,000.

“Maturity Date” shall mean December 31, 2015.

“Net Income” shall mean, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Note” shall have the meaning specified in Section 2.

“Note Guarantee” shall have the meaning specified in Section 2.

“Organizational Documents” of any Person shall mean such Person’s charter, certificate of incorporation, code of regulations, by-laws, partnership agreement, operating agreement, limited liability company agreement, trust agreement, as applicable, and/or any other similar agreement, document or instrument.

“Other Agreements” shall mean (a) that certain R&D Co-operation Agreement dated on or about the date hereof between the Company and the Lender and (b) that certain Exclusive Patent License Agreement dated on or about the date hereof between the Company and the Lender, in each case as amended from time to time.

“Person” shall have the meaning set forth in the Securities Purchase Agreement.

“Premium” when used in conjunction with references to principal of and interest on the Note, shall mean any amount due upon any payment or prepayment of the Note, other than principal and interest.

“Restricted Subsidiary” shall mean any subsidiary of the Company (a) with assets representing at least 5% of the total assets of the Company and its subsidiaries on a consolidated basis at any date of determination or (b) with revenues equal to or greater than 5% of the total revenues of the Company and its subsidiaries on a consolidated basis during any fiscal quarter.

“Rolling Period” shall mean, at any date of determination, the most recently completed four fiscal quarters of the Company.

“Secured Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company and Restricted Subsidiaries to the Lender of every kind and description, now existing or hereafter arising under or pursuant to the terms of the Loan Documents or the Other Agreements, including without limitation, all interest, fees, charges, expenses, and attorneys’ fees and costs payable by the Company and Restricted Subsidiaries hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including without limitation post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement dated as of the date hereof, by and between you and the Company.

“Security Agreement” shall have the meaning specified in Section 2.

“Shares” of any Person shall include any and all shares of capital stock, partnership interests, limited liability company interests, membership interests, or other shares, interests, participations or other equivalents (however designated and of any class) in the capital of, or other ownership interests in, such Person.

"Swap Agreement" shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its subsidiaries shall be a Swap Agreement.

“Synthetic Debt” shall mean, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Debt” or as a liability on the consolidated balance sheet of such Person and its Restricted Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy, insolvency or similar laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“this Agreement” (and similar references to any of the other Loan Documents) shall mean, and the words “herein” (and “therein”), “hereof” (and “thereof”), “hereunder” (and “thereunder”) and words of similar import shall refer to, such instruments as they may from time to time be amended, modified or supplemented.

“Versant” shall mean Versant Funding LLC, a Delaware limited liability company.

“Versant Facility” shall mean the factoring facility provided under the Versant Factoring Agreement and the other agreements related thereto.

“Versant Factoring Agreement” shall mean the Factoring Agreement dated as of December 20, 2011 (as amended from time to time) between the Company and Versant.

 “Versant Lien” shall mean the security interest granted by the Company in favor of Versant in connection with the Versant Facility, under the Security Agreement dated as of December 20, 2011 (as amended from time to time) between the Company and Versant.

2.           Authorization of the Note; etc.

(a)        The Company has authorized the issue and sale of a Senior Secured Term Promissory Note (herein, together with any note issued in exchange therefor or replacement thereof, called the “Note”) in the principal amount of $497,306.50.  The Note is to be substantially in the form of Exhibit A attached hereto.  The Note shall be due and payable on the Maturity Date.  The Note shall bear interest at a per annum rate equal to seven percent (7%) (the “Interest Rate”).  Interest on the Note is payable semi-annually in cash in arrears on June 30th and December 31st of each year (each an “Interest Payment Date”), commencing June 30, 2013, and at maturity (whether by acceleration, declaration or otherwise).  In no event shall the amount paid or agreed to be paid as interest on the Note exceed the highest lawful rate permissible under any law applicable thereto.

(b)        The Note shall be guaranteed by all existing and future direct or indirect Restricted Subsidiaries, as applicable from time to time, pursuant to a Note Guarantee in a mutually agreeable form (as amended from time to time, the “Note Guarantee”).  The Note and any Note Guarantee shall be secured by a security agreement substantially in the form of Exhibit B attached hereto (as amended from time to time, the “Security Agreement”).  The Company shall notify the Lender at least 30 days before the formation or acquisition of any Restricted Subsidiary and shall cause such Restricted Subsidiary to join the Security Agreement as a Grantor thereunder, pursuant to documentation in form and substance satisfactory to the Lender, at the time of such formation or acquisition.

3.           Issuance of the Note.  Subject to all of the terms and conditions hereof, the Company agrees to issue and sell to you, and you agree to purchase, a senior secured note in the form of Exhibit A hereto (a “Note”) in the principal amount of $497,306.50 (the “Purchase Price”).

4.           Closing.  The sale and purchase of the Note hereunder (the “Closing”) shall take place on the date hereof (the “Closing Date”) following the satisfaction (or waiver) of the conditions to Closing set forth in Section 5 through an exchange of consideration and documents using wire transfers, overnight courier service, electronic mail and/or facsimile transmission, or at such other time and place and by such other means as you and the Company mutually agree upon.  At the Closing, upon satisfaction of the conditions precedent in Section 5, the Company will deliver to you one Note registered in your name in the Company’s records and you shall wire the Purchase Price amount to the Company in immediately available funds, within two days after the Closing Date.  The Company hereby irrevocably authorizes and directs you to remit the full Purchase Price within two days after the Closing Date to the account specified on Schedule A hereto.

5.           Conditions to Closing.  Your obligation to purchase the Note hereunder is subject to the fulfillment to your satisfaction, prior to or at the Closing and the Funding Date, of the following conditions:

(a)        You shall have received this Agreement, the Security Agreement and the Intercreditor Agreement, duly executed and delivered by each party thereto, and the same shall be in full force and effect.  All agreements, documents and instruments required to be executed, delivered, filed and/or recorded in connection therewith, including, without limitation, UCC financing statements, shall have been so executed and delivered and shall be in proper form for filing and/or recording.  Without limiting the foregoing, you shall have received evidence of the filing of the UCC-3 amendment attached as Exhibit A to the Intercreditor Agreement in respect of the Versant Lien with the Delaware Secretary of State.

(b)        All proceedings in connection with the transactions contemplated by the Loan Documents and all agreements, documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to you.

(c)        The representations and warranties made by the Company in this Agreement and each other Loan Document shall have been true and correct when made, and shall be true and correct on the Closing Date and Funding Date.

(d)        No Default shall have occurred or shall result from the transactions contemplated by the Loan Documents.

(e)        Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental and other third-party approvals required in connection with the lawful sale and issuance of the Note.

(f)        At the Closing, the sale and issuance by the Company, and the purchase by you, of the Note shall be legally permitted by all laws and regulations to which you or the Company are subject.

(g)        No Material Adverse Effect shall have occurred.

(h)        The Company and you shall have received a payoff letter from the holder of the Colatosi Note in a form satisfactory to you indicating that payment of the payoff amount set forth therein, to occur contemporaneously with the payment of the Purchase Price hereunder using the proceeds of the Note, shall constitute repayment in full of all Debt evidenced by the Colatosi Note.

6.           Representations and Warranties.  The representations and warranties made by the Company to you in Section 4 of the Securities Purchase Agreement are incorporated by reference herein.

7.           Use of Proceeds.  The Company will use the proceeds of the sale of the Note solely to repay the Colatosi Note in full on the Funding Date with the remaining proceeds to be used for other general corporate purposes of the Company.

8.           Purchase for Investment, etc.  The representations and warranties made by you in Section 5 of the Securities Purchase Agreement are incorporated by reference herein as through made with respect to your investment in the Note, and in addition you represent and warrant:  (a) that the execution and delivery of, and performance of your obligations under, the Loan Documents by you do not violate or constitute a default under, or require any consent, approval or authorization of (except for those which have been obtained), or other action by, any other Person under any material agreement or instrument to which you are party, or under any judgment, decree, order, law, statute, rule or regulation applicable to you and (b) that the Company and its Affiliates have not made any representations, warranties or covenants to you other than those incorporated by reference, in this Agreement in connection with your investment in the Note.  The acceptance of the Note by you at the Closing shall constitute your confirmation of the foregoing representations and warranties.  You understand and agree that the Note is being sold to you in a transaction which is exempt from the registration requirements of the 1933 Act, and that the Note will not be registered under the 1993 Act at issuance or in the future.

9.           Payments; Interest.

9.1.           Interest.

(a)        The Note (and Loan evidenced thereby) shall bear interest, payable by the Company in cash semi-annually in arrears on each Interest Payment Date and on the Maturity Date, at a per annum rate equal to seven percent (7%), until the outstanding principal amount of the Note shall be paid in full in cash.

9.2.           Repayment and Prepayments of the Note.

(a)        On the Maturity Date, the Company shall pay the then outstanding principal amount of, and all accrued and unpaid interest on, the Note.

(b)        At any time and from time to time after December 31, 2014 and prior to the Maturity Date, the Company may, at its option, upon not less than thirty (30) days’ or more than sixty (60) days’ notice, prepay without premium all or any part of the then outstanding principal of the Note, together with all accrued and unpaid interest on the principal amount so prepaid.

(c)        Once repaid or prepaid, no amount of the Note may be reborrowed.

9.3.           Payments Generally.

(a)        The Company and Restricted Subsidiaries will make all payments due under the Note and other Loan Documents in immediately available funds in U.S. dollars on the date such payment is due at the address for such purpose specified below the Lender’s name on Schedule B hereto, or at such other address, or in such other manner, as the Lender or other registered holder of the Note may from time to time direct in writing.

10.           Copies of Certain Documents.  The Company will keep at its principal executive office a true copy of each of the Loan Documents as at the time in effect, including all exhibits thereto and all amendments, supplements, waivers and consents in respect thereof, and will furnish copies thereof to, and will cause the same to be available for inspection at such office during normal business hours by, any holder of any Note upon such holder’s reasonable request.

11.           Further Assurances.  From time to time hereafter, the Company will execute and deliver, or will cause to be executed and delivered, such additional agreements, documents and instruments and will take all such other actions as any holder or holders of the Note may reasonably request for the purpose of implementing or effectuating the provisions of this Agreement or any of the other Loan Documents.

12.           Covenants of the Company and its Restricted Subsidiaries.  From and after the date hereof and thereafter so long as the Note shall remain outstanding, the Company and its Restricted Subsidiaries will duly perform and observe each and all of the covenants and agreements hereinafter set forth in this Section 12:

12.1.           Financial Covenants.

(a)        Maintenance of Debt to EBITDA Ratio.  The Company will not permit the Leverage Ratio at any time during any period of four fiscal quarters of the Company set forth below to be greater than the ratio set forth below opposite such period:

Rolling Period Ending During the Following Periods:	Maximum Leverage Ratio
Closing Date through June 30, 2013	n/a
July 1, 2013 through September 30, 2013	3.00 to 1.00
October 1, 2013 and thereafter	2.50 to 1.00

(b)        Capital Expenditures.  The Company will not, or permit any Restricted Subsidiary to, make or become legally obligated to make Capital Expenditures in excess of $100,000 in the aggregate during any fiscal year, except for Capital Expenditures in the ordinary course of business.

12.2.           Limitation on Liens.  The Company will not create, incur, assume or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature, upon or with respect to any of its properties, now owned or hereinafter acquired, or assign or otherwise convey any right to receive income, except that the foregoing restrictions shall not apply to mortgages, deeds of trust, pledges, liens, security interests or other charges or encumbrances:

(a)        imposed by law for taxes, assessments or governmental charges or levies on property of the Company or any Restricted Subsidiary if the same (1) shall not yet be due, or (2) (x) are being contested in good faith and by appropriate proceedings and (y) the Company or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(b)        carriers’, warehousemen’s and mechanics’ liens and other similar liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days;

(c)        arising out of pledges or deposits under workmen’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d)        securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money), statutory obligations and surety bonds, in each case in the ordinary course of business;

(e)        in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property imposed by law or arising in the ordinary course of business which do not materially detract from the affected property’s value or impair its use or interfere with the ordinary course of conduct of the Company or any of its subsidiaries;

(f)        arising by operation of law in favor of the owner or sublessor of leased premises and confined to the real property rented and not applicable to any Collateral;

(g)        that are judgment liens in respect of judgments that do not constitute an Event of Default;

(h)        arising out of a purchase money mortgage or purchase money security interest on personal property to secure the purchase price of such property (or to secure Debt incurred solely for the purpose of financing the acquisition of any such property), provided that such purchase money mortgage or purchase money security interest does not extend to any other or different property of the Company or any Restricted Subsidiary, and, further, provided that at the time of such transaction there does not exist an Event of Default or an event which, but for the requirement that notice be given or time elapse or both, would constitute an Event of Default; and

(i)        so long as Versant and the Versant Lien remain subject to and bound by the Intercreditor Agreement, and subordinated pursuant to the Intercreditor Agreement, constituting the Versant Lien.

12.3.           Limitation on Transactions with Affiliates.  Neither the Company nor any Restricted Subsidiary will enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Restricted Subsidiary as would be obtainable by the Company or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

12.4.           Limitation on the Company’s Consolidation, Merger or Sale.  The Company will not merge or consolidate with, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereinafter acquired), to, any Person, or permit any Restricted Subsidiary to do any of the foregoing, except for sales or other dispositions of assets in the ordinary course of business and except that (1) any Restricted Subsidiary may merge into or consolidate with or transfer assets to any other Restricted Subsidiary, and (2) any Restricted Subsidiary may merge into or transfer assets to the Company.

12.5.           Limitation on the Disposition of Assets.  Neither the Company nor any Restricted Subsidiary will sell, assign, lease, convey, transfer or otherwise dispose of any assets or enter into any agreement to do any of the foregoing outside of the ordinary course of business.

12.6.           Limitation on Dividends and/or Distributions.  The Company will not declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets to its stockholders as such, or create any restrictions on any of the foregoing actions under its Organizational Documents or otherwise, or permit any Restricted Subsidiary to do any of the foregoing (such transactions being hereinafter referred to as “Distributions”), except that the Restricted Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Company; provided, however, that nothing herein contained shall prevent the Company from:

(a)        effecting a stock split or declaring or paying any dividend consisting solely of shares of any class of capital stock to the holders of shares of such class of capital stock;

(b)        redeeming any stock of a deceased stockholder out of insurance held by the Company on that stockholder’s life; or

(c)        to the extent provided under the Company’s stock option plan approved by its board of directors, redeeming any stock of a departing employee at a redemption price per share that does not exceed the purchase price per share paid to the Company for such stock;

if in the case of any such transaction there does not exist at the time of such Distribution an Event of Default or an event which, but for the requirement that notice be given or time elapse or both, would constitute an Event of Default and provided that such Distribution can be made in compliance with the other terms of this Agreement.

12.7.           Limitation on Issuances of Preferred Stock.  The Company will not cause or permit the issuance of any preferred stock of subsidiaries of the Company that are not Restricted Subsidiaries under this Agreement.

12.8.           Limitation on Making Certain Investments.  The Company will not make or permit any Restricted Subsidiary to make, any loan or advance or guarantee to any person, or purchase, otherwise acquire, or permit any Restricted Subsidiary to purchase or otherwise acquire, the capital stock, assets comprising the business of, obligations of, or any other interest in, any Person, except:

(a)        investments by the Company or a Restricted Subsidiary in evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition;

(b)        investments by the Company or a Restricted Subsidiary in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States having capital, surplus and undivided profits of at least $100,000,000 and whose parent holding company has long-term debt rated Aa1 or higher, and whose commercial paper (if rated) is rated Prime 1, by Moody’s Investors Service, Inc.;

(c)        investments by the Company or a Restricted Subsidiary in the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition; and

(d)        loans or advances from: (x) a Restricted Subsidiary to the Company, (y) the Company to a Restricted Subsidiary, or (z) in the case of funds that were initially loaned or advanced by the Company, from a Restricted Subsidiary to another Restricted Subsidiary; provided, however, that in the case of (y) and (z) each such Restricted Subsidiary has guaranteed all of the Company’s obligations under the Note, and such guarantee is in form and substance acceptable to you.

12.9.           Swap Agreements. The Company will not, and will not permit any Restricted Subsidiary to, enter into, create, incur, assume or suffer to exist any Swap Agreements or obligations in respect thereof except in the ordinary course of business for non-speculative purposes.

12.10.           Lines of Business.  The Company will not, and will not permit any Restricted Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Company and its Restricted Subsidiaries on the date hereof or any business substantially related or incidental thereto.

12.11.           Fiscal Year.  The Company will not, and will not permit any Restricted Subsidiary to, permit the fiscal year of the Company or any Restricted Subsidiary to end on a day other than December 31 in any calendar year.

12.12.           Prepayments, Etc. of Indebtedness.  The Company will not, and will not permit any Restricted Subsidiary to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except the prepayment of the Note in accordance with the terms of this Agreement and the Note.

12.13.           Debt.  The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

(a)        Debt under the Note and other Loan Documents;

(b)        Debt of the Company or any of its Restricted Subsidiaries which does not rank senior in right of payment to the Note or Loan; provided that (1) both immediately before and after the incurrence of such Debt, no Default has occurred and is continuing or would result from such incurrence, (2) both immediately before and after the incurrence of such Debt, the Company is in compliance with Sections 12.1(a) and 12.1(b) and (3) at least 5 business days before the incurrence of such Debt, the Lender shall have received evidence satisfactory to it of the Company’s compliance with clauses (1) and (2) of this paragraph, including a certificate of a senior financial officer of the Company with reasonably detailed calculations certifying such compliance, and (4) any and all intercompany Debt shall be unsecured and subordinated to the Note and Loan, on terms and pursuant to documentation satisfactory to the Lender; and

(c)        Debt in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 12.2(h); provided that (1) both immediately before and after the incurrence of such Debt, no Default has occurred and is continuing or would result from such incurrence, (2) both immediately before and after the incurrence of such Debt, the Company is in compliance with Sections 12.1(a) and 12.1(b) and (3) at least 5 business days before the incurrence of such Debt, the Lender shall have received evidence satisfactory to it of the Company’s compliance with clauses (1) and (2) of this paragraph, including a certificate of a senior financial officer of the Company with reasonably detailed calculations certifying such compliance.

12.14.           The Company will, and will cause each of its Restricted Subsidiaries to:

(a)        do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 12.4;

(b)        pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Restricted Subsidiary; (b) all lawful claims which, if unpaid, would by law become a lien upon its property;

(c)        keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted;

(d)        keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities; and permit any representatives designated by the Lender, upon reasonable prior notice and at reasonable times, and at Lender’s sole expense, to visit and inspect its properties, to examine and make extracts from its books and records;

(e)        comply in all material respects with all laws, rules, regulations and orders of any governmental authority applicable to it or its property;

(f)        use the proceeds of the Note and Loan to repay the Debt evidenced by the Colatosi Note in full on the Closing Date and for general corporate purposes not in contravention of any law or of any Loan Document;

(g)        furnish the Lender with prompt written notice of any Default or Material Adverse Effect, or of any event or condition which could reasonably be expected to have a Material Adverse Effect;

(h)        within 30 days after each fiscal quarter end, deliver to the Lender a certificate of a senior financial officer of the Company (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 12.1;

(i)        promptly following any request therefor, furnish the Lender with such other information regarding the operations, business affairs and financial condition of the Company or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Lender may reasonably request;

(j)        by August 1, 2014, terminate the Versant Facility and deliver evidence reasonably satisfactory to the Lender of termination of the Versant Lien; and

(k)        promptly and in any event within three business days after a senior officer of the Company obtains knowledge or receives notice thereof, furnish the Lender with notice of the occurrence of any “Default” (as such term is defined under the Versant Facility documents) under the Versant Facility.

13.           Remedies.

13.1.           Events of Default Defined; Acceleration of Maturity.  If any one or more of the following events (“Events of Default”) shall occur and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), that is to say:

(a)        if default shall be made in the due and punctual payment of (i) any principal of the Note when and as the same become due and payable or (ii) any interest on the Note or any other amount owing to the Lender under the Loan Documents when and as the same shall become due and payable and such default in the payment of interest or such other amount shall have continued for a period of 5 business days;

(b)        (i) if default shall be made in the performance or observance of any covenants, agreements or conditions contained in Section 12 of this Agreement, or Section 5 or 6.2 of the Security Agreement; or (ii) if default shall be made in the performance or observance of any other covenants, agreements or conditions contained in this Agreement or any of the other Loan Documents and such default shall have continued for a period of 30 days after the receipt by the Company of written notice of such default from you;

(c)        if the Company or any Restricted Subsidiary shall make a general assignment for the benefit of creditors, or shall not pay its debts as they become due, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, custodian, receiver, liquidator or fiscal agent for it or for all or any substantial part of its properties, or shall take any action in contemplation of the foregoing;

(d)        if, within 60 days after the commencement of an action against the Company or any Restricted Subsidiary seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company or any Restricted Subsidiary stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 60 days after the appointment without the consent or acquiescence of the Company or any Restricted Subsidiary of any trustee, custodian, receiver, liquidator or fiscal agent for the Company or any Restricted Subsidiary and/or for all or any substantial part of its properties, such appointment shall not have been vacated;

(e)        if, under the provisions of any law for the relief or aid of debtors, any court or governmental agency of competent jurisdiction shall assume custody or control of the Company or any Restricted Subsidiary or of all or any substantial part of its properties and such custody or control shall not be terminated or stayed within 60 days from the date of assumption of such custody or control;

(f)        if any representation or warranty made by or on behalf of the Company or any Restricted Subsidiary in this Agreement or any other Loan Document shall prove to have been false or incorrect in any material respect on the date as of which made;

(g)        if a Change of Control shall occur prior to the Maturity Date and the Company has not previously prepaid the Note in full and in cash in accordance with Section 9.2(b), provided, however, that an Event of Default shall not be deemed to have occurred under this clause (g) if the Company has given the Lender, at least 30 days before such Change of Control, both prior written notice of such Change of Control and the opportunity to sell the Note to the Company at one hundred and three percent (103%) of the then outstanding principal amount plus all accrued and unpaid interest on the Note, and if the Company has consummated such sale to the Lender if the Lender has exercised its sale right under this clause (g);

(h)        if a final judgment or order for the payment of money in excess of $100,000 shall be rendered against the Company or any of its subsidiaries and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any of its subsidiaries, if any and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy;

(i)        if any event or condition occurs that results in Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(j)        if the Security Agreement shall cease to create a valid and perfected first-priority lien (subject to liens permitted by Section 12.2) on the Collateral purported to be covered thereby;

then, in the case of any Event of Default (other than one of the character described in subdivisions (c), (d) or (e) of this Section 13.1) the Lender may, by notice to the Company, declare the then outstanding principal of the Note forthwith due and payable, together with unpaid interest accrued thereon, and thereupon the principal of the Note so declared to be due and payable, together with interest accrued thereon and all other accrued Secured Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and each Restricted Subsidiary, and the Company shall forthwith upon any such acceleration pay to you the then outstanding principal of and unpaid interest accrued on the Note and all other outstanding Secured Obligations; provided that, in the case of an Event of Default of the character described in subdivisions (c), (d) or (e) of this Section 13.1, the then outstanding principal of the Note shall forthwith become due and payable, together with unpaid interest accrued thereon and all other accrued Secured Obligations (including without limitation any interest accruing after the commencement of any action or proceeding under any bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as an enforceable claim in such proceeding), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company and each Restricted Subsidiary, and the Company shall forthwith upon any such acceleration pay to the holder or holders of the Note the then outstanding principal of and unpaid interest accrued on the Note and all other outstanding Secured Obligations.

13.2.           Default Interest Rate.  During the occurrence and continuance of any Event of Default under Section 13.1(a), the Note shall bear interest at a rate equal to the Interest Rate plus two percent (2%) per annum.

14.           Transfers; Assignments.  Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, neither the Company nor any Restricted Subsidiary may assign or otherwise transfer any of its rights or obligations under any Loan Document to any Person without the prior written consent of the Lender.  The Lender may sell or grant participation interests in any of its rights or obligations under any Loan Document to any Person without the consent of the Company.  The Lender may assign or otherwise transfer any of its rights or obligations under any Loan Document to (a) any Affiliate of the Lender without the consent of the Company and (b) any other Person with the prior written consent of the Company (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Company shall be required if a Default has occurred and is continuing.

15.           Replacement of the Note.  Upon receipt by the Company of reasonably satisfactory evidence of the loss, theft, destruction or mutilation of the Note and (in the case of loss, theft or destruction) of reasonably satisfactory indemnity, and (in the case of mutilation) upon surrender of such Note, the Company will execute and deliver in lieu of such Note a new Note of like tenor and dated so as not to result in any loss of interest.

16.           Amendment and Waiver.  No term of this Agreement or, unless explicitly provided otherwise therein, of any of the other Loan Documents may be amended, modified, supplemented or waived, except pursuant to an agreement in writing entered into by the Company and the Lender.  Executed or true and correct copies of any amendment, waiver or consent effected pursuant to this Section 16 shall be delivered by the Company to the holder of Note promptly following the effective date thereof.

17.           Method of Payment of the Note.  Irrespective of any provision hereof or of the other Loan Documents to the contrary, so long as you shall hold the Note, the Company will make all payments thereon to you by such method and at such address as you may designate in writing, without requiring any presentation or surrender of such Note, provided that if the Note and all other Secured Obligations shall be paid, prepaid and/or repurchased in full in cash, such Note shall be surrendered to the Company promptly following such payment, prepayment or repurchase and cancelled.

18.           Notices.  Any notice or other communication hereunder shall be made at the addresses, in the manner, and with the effect provided in Section 9.5 of the Securities Purchase Agreement.

19.           Survival of Agreements, Representations and Warranties, etc.  All covenants, agreements, representations and warranties of the Company and Restricted Subsidiaries contained herein and in the other Loan Documents shall survive the Closing Date.

20.           Setoff.  If an Event of Default shall have occurred and be continuing, the Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all obligations (in whatever currency) at any time due and owing by the Lender or any such Affiliate to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not the Lender shall have made any demand under this Agreement or such other Loan Document.  The rights of the Lender and its affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender and its affiliates may have.

21.           Expenses, etc.  The Company shall pay all reasonable out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the collection, enforcement, workout or restructuring of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, or the negotiation and preparation of any such amendments, modifications or waivers (whether or not the transactions contemplated hereby or thereby shall be consummated).   The Company shall indemnify the Lender and the Lender’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of the Lender and of the Lender’s affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any Restricted Subsidiary arising out of (i) the breach of any representation or warranty or the execution or delivery by the Company or any Restricted Subsidiary of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) the use or proposed use of proceeds of the Note or Loan (except to the extent that such losses, claims, damages, liabilities and related expenses arose solely from the Other Agreements and not from any Loan Document; it being understood and agreed by the Company and Lender that nothing herein or in any other Loan Document shall limit or prejudice the expense and indemnification provisions of the Other Agreements), or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing; provided that the indemnity provided in this Section 21 shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

22.           Successors and Assigns.  This Agreement and, unless explicitly provided otherwise therein, each of the other Loan Documents shall be binding on each of the parties hereto and their respective administrators, executors, heirs, representatives, successors and permitted assigns.

23.           Governing Law; Jurisdiction.

(a)        This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)        Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive (except to the extent provided in Section 10.2 of the Security Agreement) jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in this paragraph.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 18.  Nothing in any Loan Document will affect the right of any party to any Loan Document to serve process in any other manner permitted by law.

24.           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

25.           Miscellaneous.  This Agreement and the other Loan Documents are subject to the confidentiality provisions set forth in the Securities Purchase Agreement.  The headings in this Agreement and in each of the other Loan Documents are for purposes of reference only and shall not limit or otherwise affect the meaning hereof or thereof.  This Agreement (together with the other Loan Documents) embodies the entire agreement and understanding between you and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.  Each covenant contained herein and in each of the other Loan Documents shall be construed (absent an express provision to the contrary) as being independent of each other covenant contained herein and therein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  If any provision in this Agreement or in any of the other Loan Documents refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable, whether such action is taken directly or indirectly by such Person.  In case any provision in this Agreement or any of the other Loan Documents shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  This Agreement and, unless explicitly provided otherwise therein, each of the other Loan Documents, may be executed in any number of counterparts and by the parties hereto or thereto, as the case may be, on separate counterparts but all such counterparts shall together constitute but one and the same instrument.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[The remainder of this page is intentionally left blank.]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this Agreement, whereupon it shall become a binding agreement under seal between you and the Company.  Please then return one of such counterparts to the Company.

Very truly yours,

By:	/s/ Michael W. DePasquale
Mike DePasquale, President and CEO

The foregoing Agreement is hereby agreed to
as of the date hereof.

DRNC HOLDINGS, INC.

By: /s/ Daniel Mullarkey
Name: Daniel Mullarkey
Title: Treasurer

Schedule A

Company Wire Instructions

PAY TO:	SILICON VALLEY BANK
3003 TASMAN DRIVE, SANTA CLARA, CA 95054
UNITED STATES OF AMERICA

ROUTING & TRANSIT #:	121140399

SWIFT CODE:	SVBKUS6S

FOR CREDIT OF:	BIO-key International, Inc.
85 Rangeway Road, BLDG 1
North Billerica, MA 01862
UNITED STATES OF AMERICA

FINAL CREDIT ACCOUNT:	3300615308

Schedule B

Lender’s Address

DRNC Holdings, Inc.
200 Bellevue Parkway, Suite 300
Wilmington, DE 19809

Exhibit A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR SAID STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

SENIOR SECURED TERM PROMISSORY NOTE

$497,306.50	February 26, 2013

FOR VALUE RECEIVED, BIO-key International, Inc., a Delaware corporation, having an address at 3349 Highway 138, Building D, Suite A, Wall, New Jersey 07719 (the “Maker”), promises to pay to the order of DRNC HOLDINGS, INC., its successors and assigns, having a place of business at 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809 (the “Lender”), the sum of FOUR HUNDRED NINETY-SEVEN THOUSAND THREE HUNDRED SIX DOLLARS AND FIFTY CENTS ($497,306.50) together with interest thereon, or on the amount from time to time outstanding hereunder, such interest rate to be computed as hereinafter provided.  Capitalized terms used without definition herein shall have the meaning set for in the Note Purchase Agreement (as defined herein).

Commencing on June 30, 2013 and continuing through and including the Maturity Date (as defined below), the Maker shall pay the Lender interest, semi-annually on June 30th and December 31st of each year, in arrears and in cash, on the principal amount outstanding hereunder at the rate of seven percent (7%) per annum (the “Interest Rate”).  Interest shall be computed on a three hundred sixty (360) day year and a thirty day month, provided however, that all outstanding principal amounts together with interest thereon shall be due and payable on the first to occur of: (i) December 31, 2015 or (ii) redemption or repurchase by the Maker; unless sooner due and payable after acceleration (“Maturity Date”).

During the continuance of any Event of Default under Section 13.1(a) of the Note Purchase Agreement, the Note shall bear interest at a rate equal to the Interest Rate plus two percent (2%) per annum.

This Note may be prepaid in whole or in part without penalty pursuant to the terms and conditions set forth in Section 9.2(b) of the Note Purchase Agreement.

This Note is secured by a security interest in the tangible and intangible assets owned by the Maker and its Restricted Subsidiaries (as defined in that certain Note Purchase Agreement dated as of the date hereof, by and between the Maker and the Lender (the “Note Purchase Agreement”) which was granted by the Maker and its Restricted Subsidiaries in favor of the Lender in the Security Agreement.

This Note shall become immediately due and payable without further notice or demand, and notwithstanding any prior waiver of any breach or default or other indulgence by the holder of this Note, upon the occurrence and continuance of any Event of Default and in accordance with the terms of Section 13 of the Note Purchase Agreement.

Notwithstanding any provision contained herein, or in any of the other Loan Documents, or contained in any mortgage and security agreement, conditional assignment of rents, or other instrument or agreement now or hereafter executed in connection with this Note, the maximum amount of interest and other charges in the nature thereof contracted for, or payable hereunder or thereunder, shall not exceed the maximum amount which may be lawfully contracted for, charged and received in this loan transaction all as determined by the final judgment of a court of competent jurisdiction, including all appeals therefrom.  This Note and the loan evidenced hereby shall be governed in all respects by the law of the State of New York.

All payments due hereunder shall be made at the office of the Lender as set forth in the preamble hereto or such other place as the Lender may designate from time to time in writing.

The invalidity or unenforceability of any provision hereof, or any other instrument, agreement or document now or hereafter executed in connection with the loan evidenced hereby shall not impair or vitiate any other provision of any of such instruments, agreements and documents, all of which provisions shall be enforceable to the fullest extent now or hereafter permitted by law.

THE MAKER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT.

Executed as a sealed instrument.

WITNESS:	BIO-key International, Inc.

By:

Exhibit B

SECURITY AGREEMENT

This Security Agreement (this “Agreement”) is made as of February 26, 2013 by and between BIO-key International, Inc., a Delaware corporation (the “Grantor”), and DRNC Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Secured Party”).

WHEREAS, the Grantor and the Secured Party have entered into a Note Purchase Agreement dated as of the date hereof (as amended from time to time, the “Note Purchase Agreement”) pursuant to which the Grantor has executed a Term Promissory Note in favor of the Secured Party (as amended from time to time, the “Note”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby agrees with the Secured Party as follows:

1.           Definitions.  Capitalized terms used but not otherwise defined herein shall have the definitions given to such terms in the Note Purchase Agreement.  Unless otherwise defined herein or in the Note Purchase Agreement or the context otherwise requires, terms for which meanings are provided in the Uniform Commercial Code as in effect from time to time in all relevant jurisdictions (the “UCC”) are used in this Agreement with such meanings.

2.           Grant of Security.  As collateral security for the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations, the Grantor hereby pledges and grants to the Secured Party a lien on and security interest in all of the Grantor’s right, title and interest in, to and under the following property, wherever located, whether now owned by the Grantor or hereafter acquired and whether now existing or hereafter coming into existence (collectively, the “Collateral”):  (i) all Accounts, (ii) all Equipment, Goods, Inventory and Fixtures, (iii) all Documents, Instruments and Chattel Paper, (iv) all Letters of Credit and Letter-of-Credit Rights, (v) all Investment Property, (vi) all intellectual property and intellectual property rights, (vii) the Commercial Tort Claims described on Schedule 2 hereto, (viii) all General Intangibles, (ix) all Deposit Accounts and securities accounts, (x) all Supporting Obligations, (xi) all books and records relating to the Collateral, and (xii) all other personal property of the Grantor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Grantor from time to time with respect to any of the foregoing.

3.           Security for Obligations.  This Agreement and the Collateral in which the Secured Party is granted a security interest hereunder secures the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations.

4.           Grantors Remain Liable.  Anything contained herein to the contrary notwithstanding, (a) the Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Secured Party of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) the Secured Party shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall the Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

5.           General Covenants of Grantor.  The Grantor shall:

5.1.           not sell, lease, transfer, or otherwise dispose of the Collateral or any interest therein without the prior written consent of the Secured Party except in the ordinary course of business and if no material adverse change to the business, assets, properties, prospects or financial condition of the Company or its subsidiaries could reasonably be expected to result therefrom;

5.2.           not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

5.3.           give the Secured Party at least 30 days’ prior written notice of (i) any change in the Grantor’s name or (ii) any merger, consolidation, reincorporation, reorganization, conversion or other action that results in a change of the jurisdiction of organization of the Grantor or otherwise affects the perfection and/or priority of the security interest granted hereunder;

5.4.           pay as and when due and payable all taxes, levies, license fees, assessments, and other impositions levied on the Collateral or any part hereof or for its use and operation;

5.5.           ensure that the security interest in and lien on the Collateral granted to the Secured Party hereunder constitutes and will constitute (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Secured Obligations, and (b) a first-priority, perfected security interest in and lien on the Collateral, subject only to liens expressly permitted by Section 12.2 of the Note Purchase Agreement.

6.           Maintenance of Collateral and Insurance.

6.1.           The Grantor shall maintain the Collateral in good condition and repair and shall make all necessary repairs, replacements, additions, and improvements thereto.  The Grantor will hold and preserve its records concerning its all of its accounts and, without limiting the generality of the foregoing, for not less than 3 years from the date on which each of Grantor’s accounts arose, the Grantor shall maintain complete records of such account and all documentation relating thereto.

6.2.           The Grantor will maintain casualty and liability insurance with financially sound and reputable insurance companies in such amounts and coverage as may be reasonably satisfactory to the Secured Party, with losses payable, in the case of casualty policies, to the Grantor and the Secured Party as their respective interests may appear.  All insurance policies shall note and endorse the Secured Party as loss payee and additional insured and shall contain such other terms and conditions as may be customarily required by Secured Party.  All insurance proceeds received by the Secured Party may be applied in its discretion to the satisfaction of the Secured Obligations or to repair or replacement of any property which sustained the casualty, except as otherwise required by applicable law.

7.           Further Assurances.  The Grantor agrees that from time to time the Grantor will, at its expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, and the first priority (subject only to liens expressly permitted by Section 12.2 of the Note Purchase Agreement) of such security interest, or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

8.           Authorization to File Financing Statements.  The Grantor hereby authorizes the Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of any Grantor and ratifies the prior filing of any financing statements by the Secured Party.

9.           The Secured Party Appointed Attorney-in-Fact.  The Grantor hereby constitutes and appoints the Secured Party its true and lawful attorney-in-fact, irrevocably, with full power after the occurrence of an Event of Default (in the name of the Grantor or otherwise) to act, require, demand, receive, compound, and give acquittance for any and all monies and claims for monies due or to become due to the Grantor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Secured Party may deem to be necessary or advisable in the premises, which appointment as attorney is coupled with an interest.

10.           Remedies.

10.1.           Following the occurrence of a default hereunder or under the Note or Note Purchase Agreement which continues beyond any applicable grace period the Secured Party shall have all of its rights and remedies hereunder and those provided by law or in equity.  The Secured Party shall have all of the rights and remedies of a secured party under the UCC and shall have full power and authority to sell or otherwise dispose of the Collateral or any part thereof.  Any such sale or other disposition, subject to the provisions of applicable law, may be by public or private proceedings and may be made by one or more contracts, as a unit or in parcels, at such time and place, by such method, in such manner and on such terms as the Secured Party may determine.  Except as required by law, such sale or other disposition may be made without advertisement or notice of any kind or to any person.  Where reasonable notification of the time or place of such sale or other disposition is required by law, such requirement shall have been met if such notice is delivered as provided in the Agreement, at least ten (10) days before the time of such sale or other disposition.  Upon notice from the Secured Party, the Grantor shall assemble the Collateral at a time and place specified by the Secured Party.  To the extent permitted by law, the Secured Party or any other holder of the Secured Obligations may buy any or all of the Collateral upon any sale thereof.  To the extent permitted by law, upon any such sale or sales, the Collateral so purchased shall be held by the purchaser absolutely free from any claims or rights of whatsoever kind or nature, including any equity of redemption or any similar rights, all such equity of redemption and any similar rights being hereby expressly waived and released by the Grantor.  In the event any consent, approval or authorization of any governmental agency shall be necessary to effectuate any such sale or sales, the Grantor shall execute, as necessary, all applications or other instruments as may be required.

10.2.           The Secured Party may commence proceedings in any court of competent jurisdiction for the appointment of a receiver (which term shall include a receiver-manager) of the Collateral or of any part thereof.  The Secured Party may, if permitted without the commencement of a proceeding, appoint any person to be a receiver of the Collateral or any part thereof and may remove any receiver so appointed and appoint another in his stead.  Any such receiver appointed by the Secured Party, or a court at the request of the Secured Party, shall have power (i) to take possession of the Collateral or any part thereof; (ii) to carry on the business of the Grantor; (iii) to borrow money on the security of the Collateral for the maintenance, preservation or protection of the Collateral or any part thereof or for the carrying on of the business of the Grantor; and (iv) to sell, lease or otherwise dispose of the whole or any part of the Collateral at public auction, by public tender or by private sale, either for cash or upon credit, at such time and upon such terms and conditions as the receiver may determine; provided that the Secured Party shall not be in any way responsible for any misconduct or negligence of any such receiver.

11.           Application of Proceeds.

11.1.           Except as expressly provided elsewhere in this Agreement, all proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as follows:

(a)           first, to the payment of any and all expenses and fees (including reasonable attorneys’ fees) incurred by the Secured Party in obtaining, taking possession of, removing, insuring, repairing, storing, and disposing of Collateral and any and all amounts incurred by the Secured Party in connection therewith;

(b)           second, to the payment of all interest accrued and unpaid on the Note;

(c)           third, to the payment of the outstanding principal amount of the Note; and

(d)           fourth, to the payment in full in cash of all other outstanding Secured Obligations.

11.2.           After payment in full in cash of all Secured Obligations, any surplus then remaining shall be paid to the Grantor or as a court of competent jurisdiction may direct.

11.3.           The Grantor shall be liable for any deficiency in payment of the Secured Obligations, including all reasonable costs and expenses of collection, custody, sale or other disposition or delivery and all other charges due against the Collateral, as provided hereunder.

12.           Continuing Security Interest; Termination and Reinstatement.

12.1.           This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full in cash of the Secured Obligations, (ii) be binding upon the Grantor and its successors and assigns, and (iii) inure, together with the rights and remedies of the Secured Party hereunder, to the benefit of the Secured Party and its successors, transferees and assigns.   No other Persons (including any other creditor of the Grantor) shall have any interest herein or any right or benefit with respect hereto.

12.2.           Notwithstanding any provision to the contrary contained herein, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Secured Party in respect of the Collateral or the Secured Obligations is rescinded, or must otherwise be restored or returned by the Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Grantor or any of its affiliates or any guarantor of all or any part of the Secured Obligations, or upon the appointment of any intervenor, receiver or conservator of, or trustee or similar official for, the Grantor or any such affiliate or guarantor, or any substantial part of their respective properties or assets, or otherwise, all as though such payment had not been made.

12.3.           Subject to reinstatement as provided in Section 12.2, after all the Secured Obligations have been paid in full in cash, this Agreement and the liens granted hereunder shall terminate, and the Secured Party shall, upon the request and at the sole cost and expense of the Grantor, execute and deliver such UCC-3 termination statements as are necessary to terminate the Secured Party’s lien on the Collateral.

13.           Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of the Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

14.           Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York.

15.           Notices.  Any notice or other communication hereunder shall be made at the addresses, in the manner, and with the effect provided in Section 9.5 of the Securities Purchase Agreement.

16.           Entire Agreement.  This Agreement supersedes all prior communications, understandings and agreements of or between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties hereto with respect to the transactions contemplated herein.

17.           Severability.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

18.           Amendment.  This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

19.           Waiver.  The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision hereof at any time thereafter.

20.           Assignment.  This Agreement shall be binding upon and inure to the benefit of only the parties hereto and no Grantor may assign any of its rights or obligations hereunder.

21.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.

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IN WITNESS WHEREOF, the Grantor and the Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BIO-KEY INTERNATIONAL, INC.

By:
Name: Mike DePasquale
Title: President and CEO

DRNC HOLDINGS, INC.

By:
Name: Daniel Mullarkey
Title: Treasurer

[Signature Page to Security Agreement]